Exhibit 15.1

November 5, 2003

Alexander’s, Inc,.
888 Seventh Avenue
New York, New York

Attention of: Dr. Richard West, Chairman of the Audit Committee

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated November 5, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Amendment No. 3 to Registration Statement No. 33-62779 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey